UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No._____)*

                          Maverick Oil and Gas, Inc
                   ------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   57774W10
                      -------------------------------------
                                 (CUSIP Number)

                                January 23, 2007
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 57774W10

---------------------------------------------------------------------------

1.     Names of Reporting Persons.
       I.R.S Identification Nos. of above persons (entities only).

          Continental Capital SPC
          ------------------------
---------------------------------------------------------------------------
2.     Check The Appropriate box if a Member of a Group

          Not Applicable
          --------------
---------------------------------------------------------------------------

3.   SEC Use Only

---------------------------------------------------------------------------

4.     Citizenship or Place of Organization

          Cayman Islands
          --------------
---------------------------------------------------------------------------

Number of                5.   Sole Voting Power
Shares
Beneficially                    5,750,000
Owned by                        ---------
Each Reporting --------------------------------------------------------------
Person
with                     6.   Shared Voting Power

                                        0
                                        -
               ---------------------------------------------------------------

                         7.   Sole Dispositive Power

                                5,750,000
                                ---------
               ---------------------------------------------------------------

                         8.       Shared Dispositive Power

                                        0
                                        -
---------------------------------------------------------------------------

9.     Aggregate Amount Beneficially Owned by Each Reporting Person

                                5,750,000
                                ---------

---------------------------------------------------------------------------

10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                               Not Applicable
                               --------------

---------------------------------------------------------------------------

11.     Percent of Class Represented by Amount in Row (9)

                               5.3%
                               ----
---------------------------------------------------------------------------
                Type of Reporting Person

12.
                               OO
                               --

---------------------------------------------------------------------------

Item 1.
  (a) Name of Issuer
          Maverick Oil and Gas, Inc.
          --------------------------------------------------

  (b) Address of Issuer's Principal Executive Offices
          888 East Las Olas Boulevard, Suite 400, Fort Lauderdale, FL 33301
          -----------------------------------------------------------------

Item 2.
  (a) Name of Person Filing
          Continental Capital SPC
          ----------------------------------------
  (b) Address of Principal Business Office or, if none, Residence
          Queensgate House, South Church Street, PO Box 1234,
          Grand Cayman, KY1-1108, Cayman Islands
          -------------------------------------------------------------------
  (c) Citizenship
          Cayman Islands
          ---------------
  (d) Title of Class of Securities
          Common Stock - Maverick Oil and Gas, Inc.
          -----------------------------------------
  (e) CUSIP Number
          57774W10
          --------------


Item 3.
          Not Applicable
          --------------


Item 4.
     Ownership
     (a)  Amount beneficially owned:  5,750,000
                                      ---------
     (b)  Percent of class:  5.3%
                             -----
     (c)  Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote               5,750,000
                                                                     ---------
        (ii)  Shared power to vote or to direct the vote                     0
                                                                             -
        (iii) Sole power to dispose or to direct the disposition of  5,750,000
                                                                     ---------
        (iv)  Shared power to dispose or to direct the disposition of        0
                                                                             -

Item 5.

     Ownership of Five Percent or Less of a Class

          Not Applicable
          --------------
Item 6.

     Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable
          --------------

Item 7.

     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          Not Applicable
          --------------

Item 8.
     Identification and Classification of Members of the Group

         Not Applicable
         --------------

Item 9.
     Notice of Dissolution of Group

          Not Applicable
          --------------
Item 10.
     Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
      ------------------------------------------------------------------------


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      Date: February 7, 2007
                                      ------------------------------------------


                                      Jonathan Morley-Kirk
                                      ------------------------------------------

                                      Jonathan Morley-Kirk, Director
                                      ------------------------------------------




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